Exhibit 2.1

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “GLOBAL HEALTH SOLUTIONS, INC.” FILED IN THIS OFFICE ON THE TWELFTH DAY OF OCTOBER, A.D. 2018, AT 1:08 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock Jeffrey W. Bullock, Secretary of State
5629277 8100V	Authentication: 203601629
SR# 20187116527	Date: 10-12-18
You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF INCORPORATION

OF

GLOBAL HEALTH SOLUTIONS, INC.

The undersigned, a natural person, for the purpose of incorporating a corporation under the General Corporation Law of Delaware of the State of Delaware (the "DGCL"), certifies as follows:

ARTICLE 1 - NAME

The name of the corporation (the "Corporation") is: Global Health Solutions, Inc.

ARTICLE 2 - REGISTERED OFFICE AND REGISTERED AGENT

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of the Company's resident agent at such address is: The Company Corporation.

ARTICLE 3 - NATURE OF BUSINESS

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which a corporation may be incorporated under the DGCL.

In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges which are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE 4 - CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is Twenty Million (20,000,000) shares of common stock, par value $0.0001 per share.

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:08 PM10/12/2018
FILED 01:08PM10/12/2018
SR 20187116527 - FileNumber 5629277

ARTICLE 5 - INCORPORATOR

The name and the mailing address of the incorporator is as follows:

Name	Address

Bradley E. Burnam	23632 Calabasas Road, Suite 100
Calabasas, CA 91302

ARTICLE 6 - EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE 7 - BOARD OF DIRECTORS

(a)            The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" shall mean the total number of directors which the Corporation would have if there were no vacancies.

(b)            Voting for directors by written ballot shall not be required unless requested in writing by any stockholder.

(c)            At all elections of directors of the Corporation and for the purposes of all other matters upon which stockholders are entitled to vote, each stockholder shall be entitled to as many votes as shall equal the number of shares of stock held by that stockholder. No cumulative voting shall be permitted.

ARTICLE 8 - BYLAWS

The original Bylaws of the Corporation shall be adopted in any manner provided by law. Thereafter, the Bylaws of the Corporation may from time to time be amended or repealed, or new Bylaws may be adopted, in any of the following ways: (i) by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote thereon (or, if applicable, such larger percentage of the outstanding shares of stock entitled to vote thereon as may be specified in the Bylaws), or (ii) by a majority of the full Board of Directors. Any change so made by the stockholders may thereafter be further changed by a majority of the full Board of Directors; provided. however, that the power of the Board of Directors to amend or repeal the Bylaws, or to adopt new Bylaws, (A) may be denied as to any Bylaws or portion thereof if, at the time of enactment by the stockholders, the stockholders shall so expressly provide, and (B) shall not divest the stockholders of their power, nor limit their power, to amend or repeal the Bylaws, or to adopt new Bylaws.

ARTICLE 9 - INDEMNIFICATION AND LIABILITY LIMITATION

(a)            The Corporation shall indemnify and protect any director or officer of the Corporation, or any person who serves at the request of the Corporation as a director, officer, member, or manager of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, to the fullest extent permitted by the laws of the State of Delaware unless otherwise provided in the Bylaws.

(b)            The stockholders, officers, directors, employees and agents of the Corporation shall not be personally liable for the payment or performance of the debts or other obligations of the Corporation.

(c)            Without limiting the generality of the foregoing provisions of this Article 9, to the fullest extent permitted or authorized by the laws of the State of Delaware, including, without limitation, the provisions of § I02(b)(7) of Title 8 of the Delaware Code as now in effect and as it may from time to time hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the limitation of liability provided by the immediately preceding sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation automatically shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE 10 - STOCKHOLDERS OF RECORD

Except as may be otherwise provided by statute, the Corporation shall be entitled to treat the registered holder of any shares of the Corporation as the owner of such shares and of all rights derived from such shares for all purposes, and the Corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares on the part of any other person, including, but without limiting the generality of the term "person", a purchaser, pledgee, assignee or transferee of such shares, unless and until such person becomes the registered holder of such shares. The foregoing shall apply whether or not the Corporation shall have either actual or constructive notice of the claim by or the interest of such person.

ARTICLE 11 - BOOKS AND RECORDS

The books and records of the Corporation may be kept (subject to any prov1s1on contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE 12 - AMENDMENTS

From time to time any of the provisions of this Certificate of Incorporation may be amended, altered, changed or repealed, and other provisions authorized or permitted by the DGCL at the time in force may be added or inserted in the manner and at the time prescribed by the DGCL, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.

Any person, upon becoming the owner or holder of any shares of stock or other securities issued by the Corporation, does thereby consent and agree that (i) all rights, powers, privileges, obligations or restrictions pertaining to such person or such shares or securities in any way may be altered, amended, restricted, enlarged or repealed by legislative enactments of the State of Delaware or of the United States hereinafter adopted which have reference to or affect corporations, such shares, securities, or persons and (ii) the Corporation reserves the right to transact any business of the Corporation, to alter, amend or repeal this Certificate of Incorporation, or to do any other acts or things as authorized, permitted or allowed by such legislative enactments.

ARTICLE 13 - COMPROMISE WITH CREDITORS

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under § 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (¾) in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

The undersigned incorporator hereby declares, under penalty of perjury, according to the laws of Delaware, that the foregoing is true and correct.

Dated: October 12, 2018.

/s/ Bradley E. Burnam
Bradley E. Burnam, Incorporator

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